Medifast, Inc. Announces Fourth Quarter and Full Year 2017 Financial Results

Revenue increased 25% in the Fourth Quarter and 10% For the Full Year

Net Income increased 78% in Fourth Quarter and 55% For the Full Year

Company Introduces First Quarter and Fiscal Year 2018 Outlook

BALTIMORE, March 6, 2018 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of clinically proven, healthy living products and programs, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter and Full Year Highlights:

  Medifast revenue of $78.0 million for the quarter and $301.6 million for the year
  OPTAVIA revenue of $68.6 million for the quarter and $256.6 million for the year
  Net income of $7.3 million for the quarter and $27.7 million for the year
  Earnings per diluted share of $0.60 for the quarter and $2.29 for the year

"Our financial results exceeded our expectations and we are pleased to report a strong finish to the year with revenue through our OPTAVIA Coaches model generating record growth," said Dan Chard, Medifast's Chief Executive Officer. "Looking ahead, our OPTAVIA coach community is now stronger than ever and very well-positioned to build upon the current business momentum as they share our mission of offering the world lifelong transformation, one healthy habit at a time."

Fourth Quarter 2017 Results

For the fourth quarter of 2017, Medifast revenue increased 24.8% to $78.0 million from revenue of $62.5 million for the fourth quarter last year.

OPTAVIA revenue increased 32.4% to $68.6 million in the fourth quarter of 2017, compared to $51.8 million for the fourth quarter last year. This is the ninth consecutive quarter of growth. The total number of active earning OPTAVIA Coaches for the fourth quarter of 2017 increased to 15,000, compared to 12,500 for the fourth quarter of 2016. The average revenue per active earning OPTAVIA Coach for the fourth quarter of 2017 increased 9.7% to $4,562 compared to $4,158 for the fourth quarter last year.

Medifast Direct revenue decreased 2.9% to $6.6 million in the fourth quarter of 2017, compared to $6.8 million for the fourth quarter of 2016. Fourth quarter advertising spend decreased $0.1 million from $1.6 million for the fourth quarter last year.

Revenue in the Franchise Medifast Weight Control Centers decreased to $2.6 million from $3.6 million for the fourth quarter of last year. The decrease in revenue was primarily driven by fewer franchise centers in operation during the period combined with a decline in activity within the centers and a decrease in resellers. The Company ended the quarter with 16 franchise centers and 18 reseller locations in operation compared to 37 franchise centers and 19 reseller locations at the end of the same period last year.

In the fourth quarter, the Wholesale business unit revenue was consistent with the prior year period at $0.2 million. This business model was integrated into the OPTAVIA coach model at year end.

Gross profit for the fourth quarter of 2017 increased to $59.1 million compared to $47.1 million for the fourth quarter of 2016. The Company's gross profit as a percentage of revenue increased 40 basis points to 75.8% from 75.4% for the fourth quarter last year. The increase in gross margin percentage was a result of a continued favorability in shipping costs and more accurate product forecasting in the quarter.

Selling, general and administrative expenses ("SG&A") increased $9.1 million to $49.6 million compared to $40.5 million for the fourth quarter of 2016, primarily as a result of higher OPTAVIA commission expense. SG&A as a percentage of revenue decreased to 63.6% compared to 64.8% in the fourth quarter last year.

The fourth quarter 2017 effective tax rate was 25.4%, compared to 38.2% for the fourth quarter of 2016, primarily as a result of a discrete change in accounting for taxes associated with share-based compensation which vested in the fourth quarter along with the impact of the Tax Cuts and Jobs Act.

Net income for the fourth quarter of 2017 was $7.3 million, or $0.60 per diluted share, based on approximately 12.1 million shares outstanding. Fourth quarter 2016 net income was $4.1 million, or $0.34 per diluted share based on approximately 12.0 million shares outstanding.

Fiscal 2017 Results

For the fiscal year ended December 31, 2017, Medifast revenue was $301.6 million as compared to revenue of $274.5 million in 2016. As a percentage of revenue, OPTAVIA represented approximately 85.1%, Medifast Direct represented 10.6%, Franchise Medifast Weight Control Centers represented 4.0%, and Medifast Wholesale represented 0.3%.

Net income for 2017 increased $9.9 million to $27.7 million, or $2.29 per diluted share based on approximately 12.1 million shares, compared to $17.8 million, or $1.49 per diluted share for the comparable period last year based on approximately 11.9 million shares outstanding. For the fiscal year ended December 31, 2016, adjusted net income, excluding the asset impairment charge and restructuring charges, was $22.6 million, or $1.89 per diluted share.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $108.6 million and working capital of $88.1 million as of December 31, 2017. Cash, cash equivalents, and investment securities increased $22.0 million to $98.8 million as of December 31, 2017 compared to $76.8 million at December 31, 2016. The Company remains free of interest bearing debt.

The Company declared a quarterly cash dividend of $5.8 million, or $0.48 per share, during the fourth quarter of 2017. The Company did not repurchase any shares during the fourth quarter of 2017, and has approximately 850,000 shares remaining on its repurchase authorization as of December 31, 2017.

Outlook

The Company expects first quarter revenue to be in the range of $88.5 million to $91.5 million and earnings per diluted share to be in the range of $0.84 to $0.87. For the full year 2018, the Company expects revenue of $350 million to $360 million and earnings per diluted share of $3.15 to $3.25. The full year 2018 earnings guidance assumes a 22% to 23% effective tax rate.

Board of Director Changes

Medifast also today announced upcoming changes to its Board of Directors, including the nomination of Michael Hoer as Board Director.

Other changes to the Board include the resignation of Glenn Welling, Founder and Chief Investment Officer of Engaged Capital effective as of today. Mr. Welling joined the Medifast Board in June 2015. He has made significant contributions to the company's strategic focus, restructuring of the Medifast Board of Directors, and enhancing the Company's capital allocation process.

"Medifast's management has successfully refocused the business, returned the Company to significant growth and created extraordinary shareholder value in the process," said Mr. Welling. "Engaged Capital has been honored to be a part of Medifast's turn around. We believe Medifast's dedicated Board and strong management team has positioned the Company to continue to drive material value for shareholders for years to come."

Additionally, Board Director and Audit Committee Chair Charles Connolly will not stand for reelection during the annual Medifast meeting of the stockholders in June. Mr. Connolly joined the company as a Director in 2006. Jeffrey Brown will succeed Mr. Connolly as Audit Committee Chair, effective on June 13, 2018, in addition to his role as Lead Director.

Medifast also announced the nomination to the Board of Directors of Michael Hoer, who will appear on the proxy slate as a candidate during the June shareholder meeting. Mr. Hoer has extensive business experience within the Asian market, having lived in Asia for nearly three decades, including Hong Kong and Singapore, two markets that will be core to Medifast's international expansion. Previously, Mr. Hoer spent 18 years working for Continental Grain Company, where he held the position of President and Managing Director of Continental Grain Asia.

"On behalf of the entire Board, we thank Glenn and Charley for their service and many contributions to Medifast," said Dan Chard, Chief Executive Officer of Medifast. "The Medifast team remains committed to the further successful execution of our strategic plan and we look forward to working collaboratively with the Board of Directors to advance Medifast's international footprint and to continue to generate strong returns for the Company's shareholders."

Conference Call Information

The conference call is scheduled for today, Tuesday, March 6, 2018 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through March 20, 2018. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, March 6, 2018, through March 13, 2018. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10117271.

About Medifast®

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven healthy living products and programs. The brand has been recommended by more than 20,000 Doctors since its founding. In 2016, the company announced OPTAVIA®, an exclusive brand and product line sold through its community of independent Coaches who offer support and guidance to their Clients. In partnership with OPTAVIA Coaches, franchise partners, and its Scientific Advisory Board, Medifast offers comprehensive wellness products and programs that focus on creating sustainable change by helping people learn to incorporate healthy habits into their lives. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Non-GAAP Financial Measures

Our Non-GAAP financial measures include adjusted selling, general and administrative expenses, adjusted income from operations, adjusted net income, and adjusted earnings per diluted share. The Company believes these non-GAAP financial measures are useful to investors because it provides for a more direct comparison of the results for these periods. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company's reported results prepared in accordance with GAAP. Please refer to the tables in today's press release for a reconciliation of all non-GAAP financial measures.

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31, 2017 and 2016
(in thousands, except par value)

	2017	2016

ASSETS
Current Assets
Cash and cash equivalents	$75,077	$52,436
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $597 and $449 at December 31, 2017 and 2016, respectively	576	1,387
Inventory	19,328	18,311
Investment securities	23,757	24,412
Income taxes, prepaid	2,272	1,249
Prepaid expenses and other current assets	4,188	3,502
Total current assets	125,198	101,297

Property, plant and equipment - net	18,611	19,753
Other assets	2,120	162
Long-term assets of discontinued operations	-	4

TOTAL ASSETS	$145,929	$121,216

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$37,140	$24,300
Current liabilities of discontinued operations	-	121
Total current liabilities	37,140	24,421

Deferred tax liabilities	208	779
Total liabilities	37,348	25,200

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,103 and 12,027 issued and 11,971 and 11,871 outstanding
at December 31, 2017 and 2016, respectively	12	12
Additional paid-in capital	4,967	2,672
Accumulated other comprehensive loss	(160)	(165)
Retained earnings	103,762	93,497
Total stockholders' equity	108,581	96,016

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$145,929	$121,216

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
Quarters and Years Ended December 31, 2017 and 2016
(in thousands, except per share amounts & dividend data)

	Three months ended December 31,		Years ended December 31,
	2017	2016	2017	2016

Revenue	$78,007	$62,467	$301,563	$274,534
Cost of sales	18,881	15,385	73,751	68,870
Gross profit	59,126	47,082	227,812	205,664

Selling, general, and administrative	49,640	40,468	188,180	178,805

Income from operations	9,486	6,614	39,632	26,859

Other income (expense)
Interest income, net	206	43	558	283
Other income (expense)	104	3	136	(20)
	310	46	694	263

Income from operations before income taxes	9,796	6,660	40,326	27,122

Provision for income taxes	2,490	2,547	12,605	9,287

Net income	$7,306	$4,113	$27,721	$17,835

Earnings per share - basic	$0.61	$0.35	$2.32	$1.51

Earnings per share - diluted	$0.60	$0.34	$2.29	$1.49

Weighted average shares outstanding -
Basic	11,941	11,849	11,924	11,842
Diluted	12,148	12,004	12,088	11,947

Cash dividends declared per share	$0.48	$0.32	$1.44	$1.07

MEDIFAST, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
Quarters and Years Ended December 31, 2017 and 2016
(in thousands, except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2017	2016	2017	2016

Selling, general, and administrative	$49,640	$40,468	$188,180	$178,805
Adjustments
Impairment of assets	-	-	-	6,083
Restructuring charges	-	-	-	1,166
Adjusted selling, general, and administrative	$49,640	$40,468	$188,180	$171,556

Income from operations	$9,486	$6,614	$39,632	$26,859
Adjustments
Impairment of assets	-	-	-	6,083
Restructuring charges	-	-	-	1,166
Adjusted income from operations	$9,486	$6,614	$39,632	$34,108

Net income	$7,306	$4,113	$27,721	$17,835
Adjustments
Impairment of assets	-	-	-	4,000
Restructuring charges	-	-	-	767
Adjusted net income	$7,306	$4,113	$27,721	$22,602

Diluted earnings per share(1)	$0.60	$0.34	$2.29	$1.49
Impact for adjustments(1)	-	-	-	0.40
Adjusted diluted earnings per share(1)	$0.60	$0.34	$2.29	$1.89

(1) The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.

CONTACT: Investor Contact: ICR, Inc., Katie Turner, (646) 277-1228